                            CASTER REPAIR TECHNICIAN

                                    *CASTER
                                    REPAIR
                                TECHNICIAN (22)


*Regresses back to last incumbent job




                                                                      Exhibit 12

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)


                                                                              Years Ended April 30,
                                                    ----------------------------------------------------------------------
                                                        1993         1994           1995           1996           1997
                                                        ----         ----           ----           ----           ----
Fixed charges, as defined:
    Interest on long-term debt                      $   5,707     $  7,384       $ 10,127        $ 11,758      $ 11,769
    Amortization of debt issue costs                      174          422            474             476           368
                                                      -------       ------       --------        --------      --------

         Total fixed charges                        $   5,881     $  7,806       $ 10,601        $ 12,234      $ 12,137
                                                       ======        =====         ======          ======        ======

Earnings, as defined:
    Income (loss) before income taxes
      and extraordinary item                        $ (10,503)    $ (2,353)     $   2,022       $  (3,091)    $  (3,509)

    Fixed charges (as shown above)                      5,881        7,806         10,601          12,234        12,137
                                                       ------        -----         ------          ------        ------

          Earnings available for fixed charges     $   (4,622)    $  5,453       $ 12,623       $   9,143     $   8,628
                                                       ======        =====         ======         =======       =======

Ratio of earnings to fixed charges                       -           .70x          1.19x            .75x          .71x
                                                     ========        ====          =====           =====         =====
